Exhibit 3

JOINT FILING STATEMENT

We, the undersigned by our signature below hereby express our agreement that the foregoing Schedule 13D as of October 26, 2005, and any amendments thereto, is filed on behalf of each of us.

OCÉ N.V.

By:	/s/ R.L. van Iperen
Name:	R.L. van Iperen
Title:	Chairman, Board of Executive Directors

ORANGE MERGER CORP.

By:	/s/ R.L. van Iperen
Name:	R.L. van Iperen
Title:	President/CEO

Dated as of: October 26, 2005